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                                                               EXHIBIT 10(XXIV)



                   ECO-RATING INTERNATIONAL STANDARD AGREEMENT

This agreement is dated and executed on December 17, 1996 (the "Effective Date") between Eco-Rating International, Incorporated, a corporation and Equatorial Resources, Limited, a corporation. Equatorial Resources, Limited is a 70% owned subsidiary of Nevada Manhattan Mining, Incorporated, a Nevada corporation.

                                    RECITALS

I. Eco-Rating International, Inc. (hereinafter "ERI") is a California corporation in good standing.

II. Equatorial Resources, Limited (hereinafter "client") is a British Virgin Islands corporation in good standing.

III. The purpose and definition of an Eco-Efficiency Model is for the client to receive a set of environmental management guidelines for their project.

IV. ERI will gather the data necessary to derive this model with the full cooperation of the client.

V. ERI engages and employs two methods of review. The methods are sustainability and best available techonology.
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                               TERMS & CONDITIONS

1. ERI will provide the client with an Eco-Efficiency Model pertaining the client's timber production concession in the area surrounding Belem, Brazil.

2. COST AND METHOD OF PAYMENT: The cost of the study is set at $33,750. The release of funds to ERI shall be in the following order:

         A. Prior to arrival of the ERI inspection team at the client's location in Belem, Brazil, a check to the order of $11,250 shall be made out and sent, via Federal Express, to ERI.

         B. Upon presentation of the draft report by ERI to the client, a check to the order of $11,250 shall be made out and sent, via Federal Express, to ERI.

3.       USE OF ERI'S SERVICE MARKS AND REPORT

         A. ERI grants permission for the use of its service marks and report in exchange for the valuable consideration received from the client.

         B. SCOPE: Any and all use of ERI's service marks and report is however limited to the scope of the report provided for this job. The client may not use the report for areas not covered by ERI and not listed in paragraph 1 of the terms and conditions herein. The client may not represent information to third parties other than the information set out in the report and the client may not represent the information outside the
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                  scope of which the report was intended and agreed upon
                  between the parties herein.

         C. EXCLUSIONS AND LIMITATIONS OF THE REPORT: Field visits, process analysis and other aspects of an environmental assessment of suppliers to the client will NOT be carried out (i.e. they will not be evaluated independently). Said suppliers will only be included in the study where relevant to the client's environmental performance.

         D. MISUSE: In the even of the client's use of the report or any representation made by the client regarding the content or conclusion of the report are reasonably believed by ERI to be outside the scope of the report as defined herein, the client agrees to discontinue such use or representation forthwith. Failure to immediately halt the use of the report shall subject the client to liability for any damages to the ERI name and/or reputation.

4. ADDITIONAL EXPENSES: The client is responsible for lodging, airfare and transportation for the ERI team. The client is responsible for making these arrangements and for the payment of these expenses in advance and separate to this agreement. These expenses are additional and separate to this agreement. These expenses are additional and are not included int he project fees. They should be sent, via Federal Express, to the ERI offices and the client should confirm the choice of airlines, transportation and lodging with ERI. If the client does not wish to make these arrangements for ERI's team, then ERI shall provide the client with an expense list prior to travel and the client shall send, via Federal Express, payment for these additional expenses.

5. CHOICE OF LAW: This contract shall be subject to and governed by the Laws of the State of California.
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6.       FORUM SELECTION CLAUSE: All parties to this agreement expressly consent to the jurisdiction of the State of California. Any action over $25,000.00 arising out of this agreement shall be maintained in the Superior Court of the State of California in the West District located at 1725 Main Street in the City of Santa Monica. Any action under $25,000.00 shall be maintained in the Los Angeles Municipal Court, West Los Angeles Branch, located at 1633 Purdue Avenue in the City of Los Angeles.

7. SERVICE OF PROCESS: The client agrees to be served with any and all process by certified mail at the offices of the client's California agent, Christopher Michaels, at 5038 N. Parkway Calabasas, Suite 100, Calabasas, California 91302.

8. ATTORNEY'S FEES: In any action arising out of this agreement, neither side is entitled to recover its attorney's fees if they are the prevailing party, with the exception of an indemnity action brought by ERI.

9. FRUSTRATION OF PERFORMANCE BY THE CLIENT: At any time during the course of the study, ERI may request the client to provide data necessary for the completion of the report. The client agrees to furnish this information in a timely manner. A timely manner is what is considered reasonable in the industry relative to the data requested by ERI. If the client fails to provide ERI with the data requested, then ERI is under no obligation to finish the report and is relieved of their duties under this agreement. The client shall supply any data requested by ERI at their own expense.

         A. INCOMPLETE REPORT DUE TO BREACH OF SECTION 9: In the event that ERI cannot complete the report, the client shall pay ERI a sum equivalent to the amount of hours ERI has spent
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                  working on this project multiplied by an hourly rate of
                  $100.00 per hour.

10. INDEMNITY AND HOLD HARMLESS: The client agrees to indemnify ERI and its affiliates and agents and employees in the event an action arising out of this agreement is brought against ERI as a result of this project. The client also agrees to hold harmless ERI and its agents, affiliates and employees for the data used or incorporated in the report. The client also agrees to exculpate ERI for ordinary negligence. ERI shall be entitled to recover attorney's fees if sued by a third party as a result of this agreement and ERI prevails on their indemnity claim against the client.

11. EXPERT WITNESS TESTIMONY: In the event ERI is required to, or the client requests that ERI testify in an administrative or legal proceeding for any activity under this agreement or regarding any report prepared pursuant to this agreement or make an affidavit on the client's behalf, the client shall bear all travel and lodging expenses related with such aid and shall pay the ERI witness an hourly expert witness rate in advance at the rate of $150.00 per hour.

12. CONFIDENTIALITY AND USE OF REPORT BY ERI: ERI shall not release the contents from the Eco-Efficiency Model unless it is required to do so by lawful process or it receives written permission from the client.

13. ORAL MODIFICATIONS: This agreement reflects the entire agreement between the client and ERI and/or its agents. No waiver, modification, amendment, addition or cancellation shall be effective unless in writing and signed by corporate officers of both parties.
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Signed:                                      Date:


/s/
Marc M. Baum, Ph.D.                          ________________
President
Eco-Rating International, Inc.




Signed:                                      Date:


/s/                                          ________________
Jeffrey Kramer
Chief Operating Officer
Equatorial Resources Limited